Exhibit 99.1

Hometown Auto Retailers Settles Shareholder Lawsuit and Agrees to
Acquire 2.98 Million Class A Shares and Options of Common Stock

Following acquisition of the shares, the company plans to complete the previously announced Exchange Agreement and become a private entity

WATERBURY, Conn. - June 8, 2006 - Hometown Auto Retailers, Inc. (OTC BB: HCAR) today announced it has settled a shareholder lawsuit, and as a result, the company will acquire 2.74 million shares and 242,500 options of Class A common stock, representing all of the shares not held by the Shaker or Muller families, currently the two largest groups of shareholders of Hometown Auto shares.

Settlement Agreement Details
Under terms of the Settlement Agreement announced on Wednesday, June 7, 2006, Hometown Auto intends to proceed with the following:
•
Acquire approximately 2.98 million publicly traded shares and options of Hometown Auto’s Class A common stock not presently held by members of the Shaker or Muller families at a price of $2.40 per share or option, reduced by an anticipated $300,000 in legal fees, for an anticipated payout of approximately $2.30 per share or option;

•
Following the acquisition of the 2.98 million shares and options, Hometown Auto intends to implement the Exchange Agreement as disclosed by the company on June 2, 2005, the result of which will be a split-off of certain assets from the company into a new privately held entity controlled by the various members of the Shaker family (see Historical Details below for more information);

•	The Shaker family entity will consist of the following automobile franchises, real estate holding companies and assets,
•	Framingham Nissan (Framingham, Mass.),
•	Brattleboro Chrysler Jeep Dodge (Brattleboro, Vt.),
•	Family Ford (Waterbury, Conn.),
•	Shaker’s Lincoln Mercury (Watertown, Conn.),
•	Wellesley Mazda (Wellesley, Mass.),
•	Shaker’s Auto Care (Naugatuck, Conn.).
•	Baystate Realty (Framingham, Mass.), and
•	Brattleboro Realty (Brattleboro, Vt.),
•	Plus $5 million in cash (subject to adjustment for fluctuations in the value of certain assets and liabilities of the New England subsidiaries);
•
Following the split-off of the Shaker family entity, it is anticipated that Hometown Auto will become a private company owned by various members of the Muller family and will consist of the following automobile franchises and real estate holding company,

•	Muller Chevrolet (Stewartsville, N.J.),
•	Muller Toyota (Clinton, N.J.), and
•	Toyota of Newburgh, (New Windsor, N.Y.), and
•	Newburgh Realty (New Windsor, N.Y.); and
•	Borrow $9.5 million from a financial institution to help finance the above transactions.

The board of directors of Hometown Auto has unanimously approved the settlement agreement and exchange agreement. It is expected that Corey Shaker will maintain his positions as president and CEO of Hometown Auto until the completion of the above-described transactions.

Historical Background
On June 2, 2005, Hometown Auto announced that it had entered into an exchange agreement, the result of which would have split-off certain dealerships and assets of the company into a new private firm owned by members of the Shaker family (one of the largest shareholder groups of Hometown Auto stock), with the surviving Hometown Auto remaining as a public company comprised of two dealerships in New Jersey, one dealership in New York and one real estate holding company in New York. (See company news release of June 2, 2005 for additional details.)

On July 8, 2005, Hometown Auto disclosed that certain shareholders had filed a lawsuit against the company and its directors seeking to halt the proposed exchange agreement. As disclosed in a June 7, 2006 8-K filing with the United States Securities and Exchange Commission, said shareholders have “entered into and filed with the Court of Chancery of the State of Delaware a Stipulation and Agreement of Compromise, Settlement and Release (the “Settlement Agreement”) providing for the settlement of the complaint filed on June 30, 2005 in the Court of Chancery of the State of Delaware.”

“Almost one year after first announcing plans to split Hometown Auto into two entities, we are still in agreement that the best way to proceed forward is to complete our exchange agreement - the only difference is that all of our public shareholders’ shares will be acquired at a significant premium above our current valuation,” said Corey Shaker, Hometown Auto president and chief executive officer.

Hometown Auto Retailers (www.htauto.com) sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts and provides related financing, insurance and service contracts through franchised dealerships located in the northeastern United States.

This release contains “forward-looking statements” based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. The company’s plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

Notice to Investors: This announcement does not constitute an offer to purchase nor a solicitation of an offer to sell any securities.

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